Northbrook Life Insurance Company
                Northbrook Life Variable Life Separate Account A

       Supplement to: Morgan Stanley Dean Witter Variable Life Prospectus
                       Northbrook Variable Life Prospectus
                                dated May 1, 1999



The following sentence replaces the second sentence of the first paragraph under the heading "Application for a Contract" on page 13 of the prospectus:

         We will issue a Contract only on the lives of Insureds age 0-85 who supply evidence of insurability satisfactory to us.


The following table replaces the withdrawal charge table under the heading "Withdrawal Charge" on page 16 of the prospectus:


Contract Year               1-3   4      5    6       7     8     9       10
------------------------------------------------------------------------------
Percentage of Initial
Premium Withdrawn          7.75% 7.25% 6.25% 5.25%  4.25% 3.25% 2.25%    0.00%





July 23, 1999                                         40350-01